Exhibit 10.32

AMENDMENT

TO

EMPLOYMENT AGREEMENT

This Amendment to the Employment Agreement (this “Amendment”) is effective as of the 31st day of December, 2008 (the “Effective Date”) by and between Live Nation Worldwide, Inc., a Delaware corporation (“Live Nation”), and Jason Garner (the “Employee”).

WHEREAS, the parties entered into that certain Employment Agreement dated March 18, 2008 (the “Original Agreement”).

WHEREAS, the parties desire to amend the Original Agreement as set forth below.

NOW, THEREFORE, in consideration of the mutual covenants and agreements included in this Amendment and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1. Section 3(b) of the Original Agreement is hereby amended by inserting the following sentence at the end of the Section:

“The Performance Bonus, if any, shall be paid in one lump sum in the year following the year in which such Performance Bonus was earned.”

2. The last sentence of Section 8(d) of the Original Agreement is hereby amended to read in its entirety as follows:

“In addition, if the Employee signs a general release of claims no later than 60 days following such termination in a form and manner satisfactory to Live Nation, then, subject to Section 8(g), within 90 days after such termination, Live Nation will begin paying to the Employee in regular installments in accordance with Live Nation’s payroll practices and less appropriate payroll deductions, an amount equal to the Employee’s monthly base salary for the greater of (i) 12 months or (ii) the remainder of the Term.”

3. Section 8(g) of the Original Agreement is hereby amended and restated in its entirety to read as follows.

“(g) Code Section 409A Compliance.

(i) To the fullest extent applicable, amounts and other benefits payable under this Agreement are intended to be exempt from the definition of “nonqualified deferred compensation” under section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) in accordance with one or more of the exemptions available under the final Treasury regulations promulgated under Section 409A and, to the extent that any such amount or benefit is or becomes subject to Section 409A due to a failure to qualify for an exemption from the definition of nonqualified deferred compensation in accordance with such final Treasury regulations, this Agreement is intended to comply with the applicable requirements of Section 409A with respect to such amounts or benefits. This Agreement shall be interpreted and administered to the extent possible in a manner consistent with the foregoing statement of intent.

(ii) Notwithstanding anything in this Agreement or elsewhere to the contrary, for purposes of determining the payment date of any amounts that are treated as nonqualified deferred compensation under Section 409A of the Code that become payable under this Agreement in connection with a termination of employment, the date that the Employee is deemed to have incurred a termination of employment shall be the date on which the Employee has incurred a “separation from service” within the meaning of Treasury Regulation section 1.409A-1(h), or in subsequent IRS guidance under Code section 409A.

(iii) For purposes of Section 409A, each salary continuation payment payable under Section 8(d) shall constitute a separate “payment” within the meaning of Treasury Regulation Section 1.409A-2(b)(2).

(iv) Notwithstanding anything in this Agreement or elsewhere to the contrary, if Live Nation reasonably determines that (A) the Employee is a “specified employee” (within the meaning of Treasury Regulation Section 1.409A-1(i)) on the date of the Employee’s “separation from service” (within the meaning of Treasury Regulation Section 1.409A-1(h)) and (B) commencement of any payments or other benefits payable under this Agreement in connection with the Employee’s separation from service on the scheduled payment dates specified in Sections 8(c) through (e), will subject the Employee to an “additional tax” under Section 409A(a)(1)(B) (together with any interest or penalties imposed with respect to, or in connection with, such tax, a “Section 409A Tax”), then Live Nation shall withhold payment of any such payments or benefits until the first business day of the seventh month following the date of the Employee’s separation from service or, if earlier, the date of the Employee’s death (the “Delayed Payment Date”). In the event that this Section 8(g)(iv) requires any payments to be withheld, such withheld payments shall be accumulated and paid in a single lump sum, without interest, on the Delayed Payment Date.

(v) In each case where this Agreement provides for the payment of an amount that constitutes nonqualified deferred compensation under Section 409A to be made to the Employee within a designated period (e.g., within 30 days after the date of termination) and such period begins and ends in different calendar years, the exact payment date within such range shall, subject to Section 8(g)(iv) above, be determined by Live Nation, in its sole discretion, and the Employee shall have no right to designate the year in which the payment shall be made.

(vi) Live Nation and the Employee may agree to take other actions to avoid the imposition of a Section 409A Tax at such time and in such manner as permitted under Section 409A.

(vii) Notwithstanding anything herein to the contrary, the Employee expressly agrees and acknowledges that in the event that any Section 409A Tax is imposed in respect of any compensation or benefits payable to the Employee, whether under this Agreement or otherwise, then (A) the payment of such Section 409A Tax shall be solely the Employee’s responsibility, (B) neither Live Nation, its affiliated entities nor any of their respective past or present directors, officers, employees or agents shall have any liability for any such Section 409A Tax, and (C) the Employee shall indemnify and hold harmless, to the greatest extent permitted under law, each of the foregoing from and against any claims or liabilities that may arise in respect of any such Section 409A Tax.”

4. The Original Agreement is and shall continue in full force and effect, except as amended by this Amendment, and except that all references in the Original Agreement to the “Agreement” or words of like import referring to the Original Agreement shall mean the Original Agreement as amended by this Amendment.

5. Any and all capitalized terms which are not explicitly defined herein shall have the meaning ascribed to them in the Original Agreement.

6. This Amendment may be signed in counterpart originals, which collectively shall have the same legal effect as if all signatures appeared on the same physical document. This Amendment may be signed and exchanged by electronic or facsimile transmission, with the same legal effect as if the signatures had appeared in original handwriting on the same physical document.

IN WITNESS WHEREOF, the parties have duly executed and delivered this Amendment effective as of the date written above.

THE EMPLOYEE

Date:	12/19/08	/s/ Jason Garner
Jason Garner

LIVE NATION WORLDWIDE, INC.

Date:	12/19/08	By:	/s/ Michael Rapino
		Name:	Michael Rapino
		Title:	Chief Executive Officer